Exhibit 99.1

Atlas Holdings Completes Acquisition of The ODP Corporation;

Craig Gunckel Named Chief Executive Officer

GREENWICH, Conn. and BOCA RATON, Fla. (BUSINESS WIRE) – Atlas Holdings (“Atlas”) today completed the previously announced acquisition of The ODP Corporation (“ODP” or the “Company”), a leading provider of products, services and technology solutions to businesses and consumers, in an all-cash transaction valued at approximately $1 billion.

In connection with the closing of the transaction, Craig Gunckel has been appointed CEO of ODP and will lead the Company’s more than 16,000 coworkers in its retail business, which includes the Office Depot and OfficeMax stores in the United States and Canada, as well as in its vast B2B distribution network across North America. Gunckel brings nearly three decades of leadership experience in the paper and packaging industry in both public and private companies, most recently serving as CEO of Iconex, a global provider of label and receipt solutions previously owned by Atlas, where he led a transformation that strengthened operations, improved safety and efficiency across the company’s manufacturing network, and drove meaningful growth in revenue and profitability. Prior to Iconex, Gunckel spent twenty years in leadership roles at WestRock (formerly NYSE: WRK).

He succeeds Gerry P. Smith, who has departed the Company in conjunction with completion of the transaction.

“Today marks the start of an exciting new chapter for ODP as a private and infinitely more agile business. As my new coworkers and I begin this next phase together, we are refocusing on our two core businesses, Office Depot OfficeMax and ODP Business Solutions. With a refreshed strategy, commitment to our customers and Atlas behind us as our long-term partner, we’ll bring renewed focus and discipline to how we operate, support our people and drive sustainable, profitable growth on both sides of the business,” said Craig Gunckel, CEO of ODP. “I could not be more excited to learn from and work with this incredible team.”

“We’re excited to officially welcome The ODP Corporation and its more than 16,000 dedicated associates into the Atlas family of companies,” said Michael Sher, Managing Partner at Atlas Holdings. “ODP is an iconic company, and we see tremendous opportunity ahead as a private company in both the retail and distribution segments, which today begin a new era with the autonomy to execute a strategy that will enable each to win in their respective markets. We’re confident in Craig’s leadership and the ODP team’s ability to execute, and we look forward to supporting them as they strengthen both the retail and distribution businesses and capture new opportunities for growth.”

The transaction was approved by ODP’s shareholders on December 5, 2025, and received all required regulatory approvals. Effective today, The ODP Corporation is a private and independently operated company and thus the Company’s common stock has ceased trading and will be delisted from the NASDAQ stock exchange.

J.P. Morgan Securities LLC served as exclusive financial advisor and Simpson Thacher & Bartlett LLP served as legal advisor to ODP. Lazard served as financial advisor and Willkie Farr & Gallagher LLP served as legal advisor to Atlas Holdings.

About The ODP Corporation

The ODP Corporation is a leading provider of products, services, and technology solutions through an integrated business-to-business (B2B) distribution platform and omnichannel presence, which includes world-class supply chain and distribution operations, dedicated sales professionals, online presence and a network of Office Depot and OfficeMax retail stores. The ODP Corporation empowers every business, professional, and consumer to achieve more every day. For more information, visit theodpcorp.com.

About Atlas Holdings

Headquartered in Greenwich, Connecticut and founded in 2002, Atlas and its affiliates own and operate 30 companies which employ more than 75,000 associates across 1,200 facilities worldwide. Atlas operates in sectors such as automotive supply, building materials, capital equipment, construction services, food manufacturing and distribution, metals processing, packaging, paper, power generation, printing, pulp, supply chain management and wood products. Atlas’ companies together generate more than $26 billion in revenues annually.

Media Contacts for Atlas Holdings and ODP:

Longacre Square Partners

Kate Sylvester / Ashley Areopagita

ODP@longacresquare.com